UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/25/2008

Sears Holdings Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51217

Delaware	20-1920798
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3333 Beverly Road
Hoffman Estates, Illinois 60179
(Address of principal executive offices, including zip code)

847-286-2500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 25, 2008, the Compensation Committee of the Board of Directors of Sears Holdings Corporation (the "Company") approved amendments to the offer letter and Executive Severance Agreement of J. Miles Reidy, the Company's Executive Vice President and Chief Financial Officer. The amended offer letter provides that the restricted stock granted on November 1, 2007 will vest in full on the third anniversary of the grant date, subject to forfeiture if Mr. Reidy has not relocated to the greater Chicago area by March 31, 2009. Under the amended offer letter, Mr. Reidy will receive a sign-on bonus of $250,000 on the one (1) year anniversary of Mr. Reidy's date of hire (October 1, 2007) regardless of Mr. Reidy's relocation to the Chicago area. Mr. Reidy will be required to repay the sign-on bonus if he voluntarily terminates his employment with the Company within two years of his date of hire. The amendment to the Executive Severance Agreement provides that if Mr. Reidy is involuntarily terminated by the Company for any reason other than cause, death or disability (or he voluntarily terminates his employment for good reason), he will receive one year of salary continuation, equal to base salary at the time of termination, subject to mitigation and further subject to the completion of the relocation of his residence to the Chicago area by March 31, 2009.

A copy of the amendment to the letter from the Company to Mr. Reidy relating to employment dated June 27, 2008 is attached hereto as Exhibit 10.1 and is incorporated herein by this reference. The foregoing description of the terms of the letter is qualified in its entirety by reference to the full text of the letter.

Item 9.01.    Financial Statements and Exhibits

(d)
Exhibit 10.1- Amendment to Letter from Registrant to J. Miles Reidy relating to employment dated June 27, 2008.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sears Holdings Corporation

Date: June 27, 2008	By:	/s/ William K. Phelan
William K. Phelan
Senior Vice President, Treasurer and Controller

Exhibit Index

Exhibit No.	Description
EX-10.1	Amendment to Letter from Registrant to J. Miles Reidy relating to employment dated June 27, 2008.